                       Securities and Exchange Commission
                             Washington, D.C. 20547

                                 SCHEDULE 14D-9
                               (AMENDMENT NO. __)

                   SOLICITATION/RECOMMENDATION STATEMENT UNDER
             SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

                           Century Properties Fund XIV
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                            (Name of Subject Company)


                           Century Properties Fund XIV
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                       (Names of Persons Filing Statement)


                            Limited Partnership Units
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                         (Title of Class of Securities)


                                      None
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                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101

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     (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

                                   Copies to:
                              Jonathan L. Friedman
                    Skadden, Arps, Slate, Meagher & Flom LLP
                       300 South Grand Avenue, 34th Floor
                          Los Angeles, California 90071
                                 (213) 687-5000

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

         The information in this (the "Offer")"Offer to Purchase of AIMCO Properties, L.P., dated July 28, 2000, Exhibit (a) hereto, is incorporated herein by reference in answer to all of the Items of this Schedule 14D-9 except as otherwise set forth below:

Item 2. Identity and Background of Filing Person.

         This Schedule 14d-9 is being filed by Century Properties Fund XIV, a California limited partnership (the "Partnership"). The Partnership's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. Units of limited partnership of the Partnership are the subject of the tender offer.

Item 5. Person/Assets, Retained, Employed, Compensated or Used.

         Not Applicable

Item 7. Purposes of the Transaction and Plans or Proposals.

         Not Applicable

Item 9. Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. (Exhibit (a)(1) to Schedule TO of AIMCO Properties, L.P. dated August 2, 2000, is incorporated herein by reference.)

         (e) The information in the Offer to Purchase (Exhibit (a) hereto) under the headings "The Offer-Section 11. Conflicts of Interest and Transactions with Affiliates," "The Offer-Section
                  13. Certain Information Concerning Your Partnership-Property Management," "The Offer-Section 13. Certain Information Concerning Your Partnership-Distributions," and "The Offer-Section 13. Certain Information Concerning Your Partnership-Compensation Paid to the General Partner and its Affiliates" is hereby incorporated herein by reference.

         (g)      Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 2, 2000



                                        Century Properties Fund XIV,
                                        a California limited partnership

                                        By: Fox Capital Management Corporation,
                                            a California corporation
                                            Its General Partner

                                        By: /s/ Patrick J. Foye
                                            -----------------------------------
                                            Patrick J. Foye
                                            Executive Vice President

                                  EXHIBIT INDEX


      EXHIBIT NO.                  DESCRIPTION
      -----------                  -----------
         (a)               Offer to Purchase of AIMCO Properties, L.P. (Exhibit
                           (a)(1) to Schedule TO of AIMCO Properties, L.P. dated
                           August 2, 2000, is incorporated herein by reference.)

         (e) The information in the Offer to Purchase (Exhibit (a) hereto) under the headings "The Offer-Section 11.
                           Conflicts of Interest and Transactions with Affiliates," "The Offer-Section 13. Certain
                           Information Concerning Your Partnership-Property
                           Management," "The Offer-Section 13. Certain
                           Information Concerning Your
                           Partnership-Distributions," and "The Offer-Section
                           13. Certain Information Concerning Your Partnership-
                           Compensation Paid to the General Partner and its Affiliates" is hereby incorporated herein by reference.

         (g)               Not applicable